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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-67343


                       FBR ASSET INVESTMENT CORPORATION
                                 Potomac Tower
                          1001 Nineteenth Street North
                           Arlington, Virginia 22209


                             PROSPECTUS SUPPLEMENT

                               December 21, 1999


Dear FBR Asset Investment Corporation Shareholder:

     This letter will serve as a supplement to the Company's prospectus dated September 27, 1999, for its common stock, par value $.01 per share. We are also enclosing with this supplement a copy of the Company's Quarterly Report on Form 10-Q for the third quarter ended September 30, 1999.

     The shareholders of record listed on the attached Schedule A, and the beneficial owners of the common shares owned by these shareholders, as well as their respective transferees, pledgees, donees or other successors, are hereby added as selling shareholders under the Company's prospectus with respect to the common shares owned by each such shareholder. Schedule A sets forth the additional selling shareholders and the number of shares owned by them as of a recent practicable date that may be offered for sale pursuant to the prospectus.

     You may request additional copies of this prospectus supplement or the Company's prospectus dated September 27, 1999, free of charge, by writing or calling Mr. John M. Blassingame, Jr. at FBR Asset Investment Corporation, Potomac Tower, 1001 Nineteenth Street North, Arlington, Virginia 22209, (703) 469-1000.


                             Very truly yours,

                             /s/ Kurt R. Harrington

                             Kurt R. Harrington
                             Chief Financial Officer, Treasurer & Secretary
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                                   Schedule A

                        Additional Selling Shareholders



Name                                     # Shares Owned
----                                     --------------

David Brown............................    2,500

Judith Anne Freitag....................    2,500

David Freitag..........................    2,500

RS Midcap Opportunities Fund
(held in name of Bennett & Co. at
(PNC Bank).............................   75,000

Landmark Bancshares....................   12,500

John D. Thiel..........................    1,500

CEDE & Co.
(Trustee for Financial
Institutions Retirement Fund)..........   28,000

Oppenheimer Capital Income Fund
(in name of Bank of NY)................  500,000

Richard F. Kramer......................   13,000

John M. Kriak..........................    1,000

Financial Edge Fund, L.P...............   15,000

Novante Communications Corporation
Money Purchase Plan for Steven Antebi..   10,000